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TYPE:    EX-99.1
SEQUENCE:         2
DESCRIPTION:      PRESS RELEASE

HYBRIDON SELLS SHARES IN METHYLGENE

CAMBRIDGE, Mass., April 30, 2001/PRNewswire/ -- Hybridon (OTC Bulletin Board:
HYBN) today announced it has closed the sale of 60% of its holding of MethylGene, Inc., to a group of private US institutional investors. MethylGene is a Canadian pharmaceutical research company in which Hybridon currently holds a 22% interest.

Hybridon has also entered into agreements with three of MethylGene's other shareholders to sell the balance of its holding on terms similar to those agreed to by the institutional investors ($2.85 Canadian or approximately $1.81 US per share). Hybridon received proceeds of approximately $4.3 million (US) from the initial sale and will receive an additional $2.8 million (US) when Hybridon's entire position has been sold, adding a total of $7.1 million to the company's balance sheet.

"This transaction provides the Company with the financial strength to proceed with the clinical and commercial development of our breakthrough advances in antisense, immune stimulation, and cyclicon technology." said Dr. James Wyngaarden, M.D., Chairman of Hybridon. "This closing, along with other steps we have taken in recent months, will allow the company to further reduce its debt and achieve a solid financial footing."

About the Company

Located in Cambridge, MA, Hybridon, Inc. is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology for the treatment of diseases for which there are currently limited or no effective treatments. Antisense technology involves the use of synthetic segments of DNA to inhibit the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

Hybridon owns or has exclusively licensed patents covering antisense chemistries, therapeutic targets and methods of oligonucleotide administration. Hybridon's DNA chemistry program has identified "cyclicons", a novel antisense structure that simplifies the application of antisense to identify gene function. Hybridon has also designed a portfolio of novel, CpG oligonucleotides that act as immunostimulatory agents, for use with vaccines or by themselves, to enhance the body's immune response.

Hybridon's lead compound, the antisense oligonucleotide GEM(R)231, is currently in Phase II clinical trials for the treatment of solid tumors. Hybridon also has two spinouts, MethylGene, Inc. and OriGenix Technologies Inc., in which it holds minority ownership positions. Hybridon has recently arranged for the sale of its shares in MethylGene. For more detailed information about Hybridon, please visit the website at http://www.hybridon.com.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties, including the risks that the results obtained in preclinical studies may not be indicative of results obtained in future studies or in clinical trials. It also includes the risk that Hybridon's antisense drugs may be ineffective or may not receive required regulatory approvals, or may not be profitable or that the company will be forced to cease operations due to the lack of sufficient funding. Such statements are only predictions and actual events or results may differ materially. In addition to the matters described in this press release, risk factors as stated from time to time in Hybridon's SEC reports, including but not limited to, its Annual Report on Form 10-K, may affect the results achieved by Hybridon.

This and other Hybridon press releases can be found at http://www.hybridon.com and http://www.noonanrusso.com.


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